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                                                              EXHIBIT 23.1
                                    CONSENT

              Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-14933) pertaining to the Digene Diagnostics, Inc. 1990 Stock Option Plan, the Digene Diagnostics, Inc. 1991-A Stock Option Plan, the Digene Diagnostics, Inc. 1991-B Stock Option Plan, the Digene Corporation Omnibus Plan, and the Digene Corporation Directors' Stock Option Plan of our report dated August 15, 1997, with respect to the consolidated financial statements and schedule of Digene Corporation included in its Annual Report on Form 10-K for the year ended June 30, 1997, filed with the Securities and Exchange Commission.


Vienna, Virginia
September 26, 1997                                       /s/ ERNST & YOUNG LLP